UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 14, 2010

Brekford International Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52719	20-4086662
(Commission File Number)	(IRS Employer Identification No.)

7020 Dorsey Road, Suite C, Hanover, Maryland 21076
(Address of Principal Executive Offices)(Zip Code)

(443) 557-0200
(Registrant’s Telephone Number, Including Area Code)

________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)-(c)           Resignation of executive officer

On April 14, 2010, Mr. Tin Khin, the chief financial officer of the registrant, Brekford International Corp. (the “Company”) provided his notice of resignation to the board of directors of the Company (the “Board”) effective on that date.  Mr. Khin will continue his employment with the Company as vice president of finance.

   Appointment of executive officer

Effective April 14, 2010, the Board appointed the Company’s chief executive officer, Mr. C.B. Brechin, to the position of chief financial officer.  Mr. Brechin has served as our chief executive officer and treasurer since July 8, 2008. Prior to that time, he served as  treasurer and general manager of Brekford’s Pelican division beginning in January 2006. He has also served as a director of the Company since January 2006. He co-founded Pelican in 1997 and served as its president from 1997 until January 2006. His duties have included without limitation advancing the Company’s strategic direction, managing all aspects of  corporate and government sales, including sales strategy, partnership/vendor relationships, corporate structure, contract acquisition, and training and development as well as overseeing Company’s financial planning, cash flow and risk analysis by opportunity, financial reporting and internal auditing.

   Certain relationships and related transactions with newly-appointed executive officer

On October 1, 2009, Mr. Brechin and two of the Company’s other directors, entered into a stock purchase agreement on behalf of the Company (the “Stock Purchase Agreement”), with the court-appointed receiver, Robert D. Gordon (the “Receiver”), for our former stockholder Legisi Marketing, Inc, to repurchase 18,910,000 shares of our common stock, par value $.0001 per share ("Common Stock") and cancel 10,000,000 common stock purchase warrants exercisable at $.39 per share (the “Warrants”), which shares of Common Stock and Warrants had been in the custody of the Receiver. The aggregate purchase price for the securities under the Stock Purchase Agreement was $700,000. The repurchased shares of Common Stock and Warrants were returned to the Company’s treasury and cancelled.  The Company financed the transaction from the proceeds of convertible promissory notes issued on November 9, 2009 by the Company in favor of our directors, Messrs. C.B. Brechin, Scott Rutherford and our former director and secretary Mr. Bruce Robinson, in the respective principal amounts of $250,000, $250,000 and $200,000 (each, a “Promissory Note, and together, the “Promissory Notes”). Each Promissory Note is convertible into shares of Common Stock, at the option of each holder, at a conversion price of $.07 per share, and bears 12% interest per annum.  The Company agreed to pay the unpaid principal balance of the Promissory Notes and all accrued and unpaid interest on the date that is the earlier of (i) two (2) years from the issue date of the notes, or (ii) ten (10) business days from the date of closing by us of any equity financing generating gross proceeds in the aggregate amount of not less than Five Million Dollars ($5,000,000) (the “Maturity Date”).  The outstanding balance due on the Promissory Notes as of April 14, 2010, including principal and interest, is $251,150.68, $251,150.68 and $200,920.55 for each of the notes held by Messrs. C.B. Brechin, Scott Rutherford, and Bruce Robinson, respectively, and the accrued interest paid to the noteholders to date on each of the notes equals $9,945.22, $9,945.22 and $7,956.18, respectively.

There are no family relationships between Mr. Brechin and the Company’s other directors and executive officers.

Item 8.01	Other Events

The annual meeting of stockholders for the Company will be held on Friday, June 18, 2010, at 12:00 p.m., E.D.T. (the “Annual Meeting”), at 7020 Dorsey Road, Suite C, Hanover, Maryland 21076.

Because the date of the Annual Meeting will be more than 30 days before the anniversary of last year’s annual meeting, the Company is informing its stockholders, pursuant to Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended, of the following revised deadline for submission of stockholder proposals to be considered at the Annual Meeting. In order for a stockholder proposal to be eligible for inclusion in the proxy statement for the Annual Meeting, such proposal must be received by the Company at its principal executive offices no later than April  28, 2010,  which is two days prior to the date on which the Company expects to make available its proxy materials to stockholders.

Stockholder proposals should be directed to the attention of C.B. Brechin, chief executive officer, Brekford International Corp., 7020 Dorsey Road, Suite C, Hanover, Maryland 21076 .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Brekford International Corp.
(Company)

By:	/s/ C.B. Brechin
Name:	C.B. Brechin
Title:	Chief Executive Officer and Chief Financial Officer

Date:  April 15, 2010